                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G




                   Under the Securities Exchange Act of 1934
                             (Amendment No.   1  )
                                            -----



                             Hillhaven Corporation
                   -----------------------------------------
                                (Name of Issuer)




                                     Common
                   -----------------------------------------
                         (Title of Class of Securities)




                                   431576206
                   -----------------------------------------
                                 (CUSIP Number)


                               January 26, 1995
                 ----------------------------------------------
                 (Date Which Requires Filing of this Statement)


Check the following box if a fee is being paid with this statement /x/





                                                                     Page 1 of 7
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
  (1)     Names of Reporting Persons S.S. or I.R.S.                 Wachovia Corporation
          Identification Nos. of Above Persons                      56-1473727

  (2)     Check the Appropriate Box if a Member of a Group (See     (a)     N/A
          Instructions)
                                                                    (b)     N/A
  (3)     SEC Use Only

  (4)     Citizenship or Place of Organization                      North Carolina

 Number of Shares      (5)     Sole Voting Power                            0.00
 Beneficially
 Owned by Each         (6)     Shared Voting Power                  3,180,000.00
 Reporting Person
 With                  (7)     Sole Dispositive Power                       0.00

                       (8)     Shared Dispositive Power                     0.00

  (9)     Aggregate Amount Beneficially Owned by Each Reporting
          Person                                                    3,180,000.00

 (10)     Check if Aggregate Amount in Row 9 Excludes Certain
          Shares
          (See Instructions)

 (11)     Percent of Class Represented by Amount in Row 9                  10.0%

 (12)     Type of Reporting Person
          (See Instructions)                                        HC





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
  (1)     Names of Reporting Persons S.S. or I.R.S.                 Wachovia Bank of North Carolina, NA
          Identification Nos. of Above Persons                      56-0927594

  (2)     Check the Appropriate Box if a Member of a Group (See     (a)     N/A
          Instructions)
                                                                    (b)     N/A
  (3)     SEC Use Only

  (4)     Citizenship or Place of Organization                      United States

 Number of Shares      (5)     Sole Voting Power                            0.00
 Beneficially
 Owned by Each         (6)     Shared Voting Power                  3,180,000.00
 Reporting Person
 With                  (7)     Sole Dispositive Power                       0.00

                       (8)     Shared Dispositive Power                     0.00

  (9)     Aggregate Amount Beneficially Owned by Each Reporting
          Person                                                    3,180,000.00

 (10)     Check if Aggregate Amount in Row 9 Excludes Certain
          Shares
          (See Instructions)

 (11)     Percent of Class Represented by Amount in Row 9                  10.0%

 (12)     Type of Reporting Person
          (See Instructions)                                        BK





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

Item 1 (a)       Name of Issuer:

                        Hillhaven Corporation

Item 1 (b)       Address of Issuer's Principal Executive Offices:

                        1148 Broadway Plaza
                        Tacoma, WA  98402

Item 2 (a)       Name of Person Filing:

                 A.     Wachovia Corporation

                 B.     Wachovia Bank of North Carolina, NA

Item 2 (b)       Address of Principal Business Office:

                 A.     301 North Main Street
                        Winston-Salem, North Carolina 27150-3099

                 B.     301 North Main Street
                        Winston-Salem, North Carolina 27150-3099

Item 2 (c)       Citizenship:

                 A.     North Carolina

                 B.     United States

Item 2 (d)       Title of Class of Securities:

                        Common

Item 2 (e)       CUSIP Number:

                        431576206

Item 3           If this statement is filed pursuant to Rules 13d-1(b), or 13d-3(b), check whether the person filing is a:

                 (a)    ( )    Broker or Dealer registered under Section 15 of the Act

                 (b)    (X)    Bank as defined in Section 3(a)(6) of the Act
                               (Wachovia Bank of North Carolina, NA)

                 (c)    ( )    Insurance Company as defined in Section 3(a)(19) of the Act

                 (d)    ( )    Investment Company registered under Section 8 of the Investment Company
                               Act

                 (e)    ( )    Investment Adviser registered under Section 203 of the Investment
                               Advisers Act of 1940





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
                 (f)    ( )    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment
                               Fund; see 240.13d-1(b)(1)(ii)(F)

                 (g)    (X)    Parent Holding Company, in accordance with 240.13d-1(b)(ii)(G) (Note:
                               See Item 7)
                               (Wachovia Corporation)

                 (h)    ( )    Group, in accordance with 240.13d-1(b)(1)(ii)(H)


Item 4           Ownership.

                 If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          A.     Wachovia Corporation

                 (a)       Amount Beneficially Owned:                  3,180,000.00
                                                                    ---------------

                 (b)       Percent of Class:                                  10.0%
                                                                    ---------------

                 (c)       Number of Shares as to which such person has:

                 (i)       Sole power to vote or to direct the vote                             0.00
                                                                                     ---------------

                 (ii)      Shared power to vote or to direct the vote                   3,180,000.00
                                                                                     ---------------

                 (iii)     Sole power to dispose or to direct the disposition of                0.00
                                                                                     ---------------

                 (iv)      Shared power to dispose or to direct the disposition of              0.00
                                                                                     ---------------

          B.     Wachovia Bank of North Carolina, NA

                 (a)       Amount Beneficially Owned:                  3,180,000.00
                                                                    ---------------

                 (b)       Percent of Class:                                  10.0%
                                                                    ---------------

                 (c)       Number of Shares as to which such person has:

                 (i)       Sole power to vote or to direct the vote                             0.00
                                                                                     ---------------

                 (ii)      Shared power to vote or to direct the vote                   3,180,000.00
                                                                                     ---------------

                 (iii)     Sole power to dispose or to direct the disposition of                0.00
                                                                                     ---------------

                 (iv)      Shared power to dispose or to direct the disposition of              0.00
                                                                                     ---------------





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
Item 5           Ownership of Five Percent or Less of a Class.
                 --------------------------------------------

                        N/A

Item 6           Ownership of More than Five Percent on Behalf of Another Person.
                 ---------------------------------------------------------------

                        N/A

Item 7           Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By
                 ----------------------------------------------------------------------------------------------------
                 The Parent Holding Company.
                 --------------------------

                        The securities to which this report relates are held by Wachovia Bank of North
                        Carolina, NA and Wachovia Bank of Georgia, NA as trustees.  This filing should not be construed as an admission that the trustees or their parent, Wachovia
                        Corporation, are, for the purposes of Section 13(d) or 13(g) of the Act, beneficial owners of any securities covered by this statement.

Item 8           Identification and Classification of Members of The Group.
                 ---------------------------------------------------------

                        N/A

Item 9           Notice of Dissolution of Group.
                 ------------------------------

                        N/A

Item 10          Certification:
                 -------------

                 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           Date:     February 10, 1995


           For:      Wachovia Corporation


           By:
                     -----------------------------------------------
                     Kenneth W. McAllister, Executive Vice President and General Counsel





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              Certification:

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           Date:     February 10, 1995


           For:      Wachovia Bank of North Carolina, NA


           By:
                     ------------------------------------------
                     Douglas G. Hartsema, Senior Vice President





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